AIM DELISTING – INFORMATION FOR HOLDERS OF ORDINARY SHARES
AND FREQUENTLY ASKED QUESTIONS

On September 21, 2020, Verona Pharma plc (“Verona Pharma” or the “Company”) announced the intended cancellation of its Ordinary Shares from admission to trading on AIM (the “AIM Delisting”). It is expected that the last day of dealings in the Ordinary Shares on AIM will be October 29, 2020 and the AIM Delisting will take effect at 7.00 am London time on October 30, 2020.
This document contains answers to some frequently asked questions for holders of Ordinary Shares and holders of Verona Pharma’s American Depositary Shares (“ADSs”) related to the AIM Delisting. It also contains details of the process to convert Ordinary Shares into ADSs, the forms to be completed and contacts at the Company’s registrar, Computershare, and ADS depositary, Citibank.
•Existing holders of ADSs do not need to take any action as a result of the AIM Delisting.
•Brokers seeking further information should contact the Company’s ADS depositary, Citibank, by email at citiadr@citi.com.

In addition, the Company intends to send by mail this document and the forms to all shareholders on the ordinary share register as at September 18, 2020.

I already hold Verona Pharma’s ADSs – Am I affected by the AIM Delisting?
Verona Pharma’s Nasdaq listed ADSs will continue to trade as normal. Existing holders of ADSs do not need to take any action in connection with the AIM Delisting.

How does the price of Verona Pharma’s Nasdaq listed ADSs compare to the price of an Ordinary Share on AIM?
Verona Pharma currently maintains a listing of its ADSs on the Nasdaq Stock Market. Each ADS is a financial instrument that represents eight Ordinary Shares. The price of each ADS is expressed in US dollars, and is linked to the value of the eight Ordinary Shares that it represents.
As part of the AIM Delisting, the Company is providing holders of Ordinary Shares with the option of converting such Ordinary Shares into ADSs (see further information below). Once Ordinary Shares are converted into ADSs, the investment will be US dollar denominated instead of pounds sterling denominated. This means that when valued in pounds sterling, its value will fluctuate on a day-to-day basis in line with movements in £:US$ exchange rate.
Once the AIM Delisting takes effect, there will no longer be a published price for an individual Ordinary Share. It will, however, always be possible to calculate the value of an individual Ordinary Share in pounds sterling by taking the Nasdaq ADS market price, dividing by eight and dividing by the US dollar to pounds sterling exchange rate. However, the Nasdaq ADS share price is, and will continue to be available via Verona Pharma’s website at www.veronapharma.com or online on a broad range of financial websites.

Do I need to sell my AIM quoted Ordinary Shares or must I convert them into Verona Pharma’s Nasdaq listed ADSs?
Shareholders who own Verona Pharma Ordinary Shares now have three options:

1.You may convert your Ordinary Shares into ADSs tradeable on Nasdaq

The process for converting your Ordinary Shares is set out in the following pages.

If your investment is currently managed by a broker, your broker will be able to manage the conversion process for you in accordance with the process set out in Appendix A. Please see "My broker currently holds my Ordinary Shares within a CREST nominee account – how do I convert my shares to ADSs” below.
If you wish to continue to hold your investment directly, without engaging the services of a broker, it is possible for ADSs to be held on the books of the Company’s ADS depositary, Citibank, in Direct Registration Shares (DRS), electronic book-entry format through Citibank’s US tranfer agent, Computershare US. Please see “I want to convert to ADSs but do not want to engage a broker at this time – how do I do this?” below.
If you currently hold your Ordinary Shares in certificated form, for further information on how to convert your shares to ADSs, please see “I currently hold my Ordinary Shares in the form of a paper certificate – how does the AIM Delisting affect me?” below.
2.You may choose to continue to hold your Ordinary Shares
Ordinary Shares will continue to be a valid equity interest in the Company with full voting rights, rights to future dividends, etc., as currently enjoyed by holders of Ordinary Shares. The only change following the AIM Delisting is that the Ordinary Shares will no longer be publicly tradeable. Please see “Can I continue to hold Ordinary Shares after the AIM Delisting” below.

3.You may choose to sell your AIM quoted Ordinary Shares prior to the AIM Delisting becoming effective and, if you wish to maintain an equity interest in Verona Pharma, you could choose to reinvest in Verona Pharma by buying Nasdaq listed ADSs (Nasdaq ticker: VRNA). Dealing and tax costs would likely apply to the AIM and/or Nasdaq transactions.

Can I continue to hold Ordinary Shares after the AIM Delisting?
Should you wish to do so, it will be possible to continue to hold Ordinary Shares after the AIM Delisting. However, shareholders should be aware that there will be no public market in the UK on which the Ordinary Shares can be traded, and the Ordinary Shares will not be tradeable on Nasdaq in this form.

Should you wish to sell your Ordinary Shares following the AIM Delisting becoming effective, you will be required to first convert such Ordinary Shares into ADSs and any sale of such converted ADSs will likely need to be via a broker with US share trading capability. Please note that a conversion of Ordinary Shares into ADSs following the AIM Delisting becoming effective may incur UK Stamp Duty Reserve Tax, or SDRT (the rate of which is currently 1.5 percent. of the market value of the Ordinary Shares converted), although in all cases professional advice should be sought as to the applicable tax treatment. ADS issuance fees of up to US$0.05 per ADS may also be levied by the Company’s depositary upon such conversion (although no such fee will be applied on any conversion of Ordinary Shares into ADSs from the date of this document until (and including) October 29, 2020).
How do I buy and sell Verona Pharma’s Nasdaq listed ADSs?
The majority of brokers have the capability to hold US exchange-listed securities and are capable of buying and selling them for you. A small annual holding cost, currently US$0.02 per ADS per annum, is levied by the Company’s depositary, and brokers may also charge a small annual fee for holding a US security on your behalf.
Should you wish to increase your holding in the Company, you should be able to purchase further ADSs via your broker. You will need to instruct your broker to purchase Verona Pharma ADSs (Nasdaq ticker: VRNA).
If you wish to continue to hold your investment in the Company directly, without engaging the services of a broker, it is possible for ADSs to be held on the books of the Company’s depositary, through their US Transfer Agent, Computershare US in Direct Registration Shares (DRS), electronic book-entry format. If a shareholder wishes to receive ADSs without engaging the services of a broker, please see “I want to convert to ADSs but do not want to engage a broker at this time – how do I do this?” below.

I currently hold my Ordinary Shares in the form of a paper certificate – how does the AIM Delisting affect me?
Shares in certificated form are not currently immediately tradeable as, in order to sell them, the share certificates need to be deposited with a broker and “dematerialised” so that they are held in electronic form in CREST, which is the electronic system for the holding of shares in uncertificated form and paperless settlement of share trades. Only when the Ordinary Shares have been converted into electronic form in CREST can they then be traded.
If you choose to retain your Ordinary Shares in certificated form following the AIM Delisting, in order to trade them, you will need to use a broker with UK and US capabilities to firstly dematerialise your UK share certificate into CREST, and thereafter liaise with the Company’s depositary, Citibank, to issue the respective ADSs for your broker to sell on your behalf. Your broker will need to contact Citibank (via the process set out in Appendix A at the end of this document) in order for your Ordinary Shares to be converted into ADSs and credited to the account held by your broker. Upon receiving instructions to do so, your broker would then trade your ADSs via Nasdaq and would remit the proceeds to your personal account.

I currently hold my Ordinary Shares in uncertificated/electronic form - how does the AIM Delisting affect me?
If your investment is currently held in electronic form in CREST and managed by a broker, your broker will be able to manage the conversion process for you in accordance with the process set out in Appendix A. If you do not have, or do not wish to engage, a broker to convert the shares, please see “I want to convert my Ordinary Shares to ADSs but do not want to engage a broker at this time – how do I do this? below.
If your Ordinary Shares are currently held in electronic form in CREST and you do not convert them to ADSs before the AIM Delisting, your shares will continue to be held in your CREST account, but in unlisted form. Following the AIM Delisting, you will not be able to trade any of your shares on CREST as the Company will have cancelled its admission to trading on AIM. Please see “Can I continue to hold Ordinary Shares after the AIM Delisting?” above.
I want to convert my Ordinary Shares to ADSs but do not want to engage a broker at this time – how do I do this?
The Company’s Ordinary Share registrar, Computershare UK, will facilitate a block transfer process, on behalf of the Company, for those Shareholders who do not already hold their Ordinary Shares via a broker and who may wish to participate in a managed conversion process. This process is available to all of Verona Pharma’s holders of Ordinary Shares. Subject to the requisite paperwork being returned to Computershare UK by the required deadline (October 12, 2020), Computershare UK will arrange for the relevant Ordinary Shares to be converted into ADSs and transmitted to an account held in the name of the relevant Shareholder on the books of the depositary, through its US Transfer Agent, Computershare, in Direct Registration Shares (DRS), electronic book-entry format. If a shareholder wishes to particpate in a managed conversion process, they should complete the form in Appendix B.
Shareholders who do not elect to participate in this block transfer process can utilise the services of any broker to facilitate conversion at their convenience.
Note that DRS registered holders will be subject to US Stock Transfer procedures and guidelines, including a Medallion Guarantee Stamp requirement to effect transfers.

My broker currently holds my Ordinary Shares within a CREST nominee account – how do I convert my shares to ADSs?
Many UK brokers have the ability to hold and trade Nasdaq-listed securities. In order to continue holding a form of security in the Company that is readily tradeable, you should contact your broker to request that Ordinary Shares are converted into ADSs by following the process set out in Appendix A to this document. Your broker will provide the Company’s depositary, Citibank, with certain details by email in relation to the conversion and will then transmit your Ordinary Shares electronically to Citibank’s UK custodian’s CREST account.

Is there a cost to convert and hold my Verona Pharma investment in the form of ADSs?
There will be no cost of converting your Verona Pharma Ordinary Shares into ADSs, prior to the date of the AIM Delisting. Thereafter, ADS conversion fees of up to US$0.05 per ADS may be charged by the Company’s depositary, Citibank.
An annual depositary service fee, currently US$0.02 per ADS, is levied to ADS holders by Citibank each March. This is typically paid and charged to your account by your broker on an annual basis.
Any questions regarding fees can be directed to citiadr@citi.com.

How will the AIM Delisting affect the tax treatment of Verona Pharma’s Ordinary Shares?
Verona Pharma is not able to provide shareholders with any form of taxation advice and shareholders are strongly advised to seek their own professional advice in order to ascertain the consequences for them of continuing to hold Ordinary Shares following the AIM Delisting becoming effective, or converting Ordinary Shares into ADS form.
The Company’s understanding of the current position under UK taxation law is as follows but it should be noted that the Company has not taken steps to confirm the current position with HMRC. Therefore the following should not be relied upon by shareholders without taking further advice (and the Company accepts no liability whatsover in respect of any taxation information provided):
•Following the AIM Delisting, Ordinary Shares should continue to be accepted by HMRC as qualifying as unlisted/unquoted securities for the purposes of certain specific UK tax rules (notably, the UK inheritance tax business property relief rules). Therefore, those shareholders who elect to continue to hold unlisted Ordinary Shares should continue to be regarded as holding unlisted/unquoted securities under those same rules; and

•Those shareholders who elect to convert their holdings of Ordinary Shares to Nasdaq listed ADSs should similarly still be regarded as holding unlisted/unquoted securities for the purposes of the same specific UK tax rules as are referred to above, on the basis that each ADS is a financial instrument which represents eight Ordinary Shares held on deposit with the depositary, Citibank, that issues the ADSs. As the ADS holder retains similar rights to a direct holder of Ordinary Shares (rights to vote, rights to dividend, etc.) subject in all instances to the terms and conditions of the governing deposit agreement and it is the ADS rather than the Ordinary Shares themselves that are listed, the Company understands that the listing of ADSs on Nasdaq and the AIM Delisting should not cause the Ordinary Shares to be treated by HMRC as listed/quoted securities ceasing to qualify for relief under the specific UK tax rules referred to above (in particular, under the UK inheritance tax business property relief rules).
It is expected that shareholders who elect to convert their holdings of Ordinary Shares to Nasdaq listed ADSs following the AIM Delisting will incur UK Stamp Duty Reserve Tax, or SDRT (the rate of which is currently 1.5 percent. of the market value of the Ordinary Shares converted).
If you are in any doubt as to your tax position you should consult an appropriate professional adviser immediately.

Will the AIM Delisting affect my rights as a Shareholder?
As a company incorporated in England and Wales, Verona Pharma will continue to be subject to the requirements of the Companies Act 2006.
Following the AIM Delisting, the Company will no longer be subject to the AIM Rules for Companies or be required to retain the services of a nominated adviser. The Company would also no longer be subject to the QCA Corporate Governance Code. In addition the Company will no longer be required to comply with the continuing obligations set out in the FCA’s Disclosure Guidance and Transparency Rules (DTRs) or, provided the Company’s securities remain outside the scope of the regulation, the EU Market Abuse Regulation (MAR) (as Nasdaq is not an in-scope exchange for the purposes of such legislation). In addition, the Company will no longer be subject to the provisions of the DTRs relating to the disclosure of changes in significant shareholdings in Verona Pharma. The Company will, however, continue to comply with all regulatory requirements for the Nasdaq listing of its ADSs, including all applicable rules and regulations of the US Securities and Exchange Commission. Shareholders who continue to hold Ordinary Shares will continue to be notified in writing of the availability of key documents on our website, including publication of Annual Reports and Annual General Meeting documentation. Holders of ADSs will be able to continue to access all such information via the Verona Pharma website. Holders of Ordinary Shares and ADSs will both be eligible to receive any future dividends that may be declared.

Following the AIM Delisting, as the Company will remain a public limited company incorporated in England and Wales but its securities will not be admitted to trading on a regulated market in the United Kingdom (or the Channel Islands or the Isle of Man), the City Code on Takeovers and Mergers (the “Code”) will only apply to the Company if it is considered by the Panel on Takeovers and Mergers (the “Panel”) to have its place of central management and control in the United Kingdom (or the Channel Islands or the Isle of Man). This is known as the “residency test”. The way in which the test for central management and control is applied for the purposes of the Code may be different from the way in which it is applied by the United Kingdom tax authorities, HM Revenue & Customs (“HMRC”). Under the Code, the Panel looks to where the majority of the directors of the Company are resident, amongst other factors, for the purposes of determining where the Company has its place of central management and control.
Accordingly, following the AIM Delisting, the Panel has confirmed to the Company that the Code will not apply to the Company and the Company and its shareholders will therefore not have the benefit of the protections the Code affords, including, but not limited to, the requirement that a person who acquires an interest in Ordinary Shares carrying 30% or more of the voting rights in the Company must make a cash offer to all other shareholders at the highest price paid in the 12 months before the offer was announced.
Notwithstanding the above, the Company may become subject to the Code in the future if any changes to the Board composition result in the majority of the directors being resident in the United Kingdom, Channel Islands or the Isle of Man.

I currently hold my Ordinary Shares in an ISA – can I continue to do so?
Although the AIM Delisting does not directly impact the ability of a UK shareholder to retain their holding of Ordinary Shares, we understand that some UK ISA operators, particularly those that involve an online share trading account, may insist that the shares held in the ISA must be publicly quoted and may only allow trading in UK companies via low cost online trading facilities.
Please ask your ISA provider to confirm whether they will allow you to continue to hold your Ordinary Shares or whether they are able to convert such Ordinary Shares into and hold Verona Pharma’s Nasdaq listed ADSs on your behalf.

I currently hold my Ordinary Shares in a self-invested personal pension “SIPP” – can I continue to do so?
Although the AIM Delisting does not impact the ability of a UK Shareholder to retain their holding of Ordinary Shares, we understand that some SIPP scheme administrators, particularly those that involve an online share trading account, may insist that the shares held in an individual’s SIPP must be publicly quoted and sometimes only allow trading in UK companies online. Please ask your SIPP provider to confirm whether they will allow you to continue to hold your Ordinary Shares or whether they are able to convert your holding of Ordinary Shares into ADSs and continue to hold Verona Pharma’s ADSs on your behalf.

I have lost my original Ordinary Share certificate – how do I get another one in order to progress conversion of my Ordinary Shares to ADSs?
Replacement share certificates are available from Verona Pharma’s registrar, Computershare.
Please contact Computershare on telephone +44 (0)370 707 1083, or email webcorres@computershare.co.uk.
Computershare will be able to provide you with a replacement share certificate for your Ordinary Shares, although there may be a fee for this. Certain proof of ownership/identification will be required by Computershare prior to issuance of replacement certificates.

I have further questions that are not dealt with sufficiently here – where can I find further information?
If you hold Verona Pharma shares via a broker, please discuss with your broker in the first instance.
Verona Pharma has set up a shareholder Helpline operated by the Company’s registrar, Computershare, to assist with answers to further questions from shareholders. Please telephone +44 (0)370 707 1083, or email webcorres@computershare.co.uk, for further information about the Ordinary Share to ADS conversion process.

APPENDIX A

My Verona Pharma Ordinary Shares are held by my broker in CREST.

What do I need to do to convert my Ordinary Shares into Verona Pharma American Depositary Shares (ADSs) tradable on Nasdaq?
To initiate the conversion process, your broker or delivering agent should be instructed to complete the issuance instruction form (Appendix A) and send to Citibank directly at the following email address UKsettlements@citi.com.
Questions from brokers about this process should be addressed by email to the same address.
Please refer to the below issuance process:
1.Deliver Ordinary Shares to CREST ID BA01D (National City Nominees).
2.UK Stamp Duty Reserve Tax, or SDRT, will be zero if the Ordinary Shares are deposited for ADSs prior to the AIM Delisting. Thereafter, SDRT (the rate of which is currently 1.5 percent. of the market value of the Ordinary Shares converted) is expected to be payable. All delivery instructions must have the correct stamp duty flagged by your CREST Agent with the appropriate stampable consideration included.
3.The number of Ordinary Shares being delivered for deposit into the ADS programme must be a multiple of 8 as the ADS to Ordinary Share ratio is 1 ADS to 8 Ordinary Shares, and fractional ADSs cannot be issued.
4.There will be no cost of converting your Ordinary Shares into ADSs, prior to the date of the AIM Delisting. Thereafter, ADS conversion fees may be charged at the discretion of Citibank.
5.An annual depositary service fee, currently US$0.02 per ADS, is levied to ADS holders by Citibank each March. This is typically paid and charged to your account by your broker on an annual basis.
6.Email the attached issuance instruction form to: UKsettlements@citi.com
7.The CREST delivery needs to be made via Over-The-Counter (“OTC”). The issuance instruction and CREST delivery must be with present dates. Citibank will be unable to process an issuance with a past trade date.
8.Upon receipt of issuance instruction and CREST delivery are in good order, Citibank will match the delivery in CREST and advise Citibank ADR team to deliver the ADSs to the requested Depository Trust Company (“DTC”) participant account.
9.All instructions and deliveries must be sent by 3.00 pm London time. If you miss the daily deadline, Citibank will require a new instruction and a new delivery in CREST.

After Citibank London receives the shares, they will notify Citibank New York via SWIFT to deliver the ADSs to the corresponding DTC account details provided by the broker. Upon receipt of valid deposit via a swift, Citibank will deliver the ADSs Free of Payment to the DTC number noted on the deposit.

Your broker will need to have an instruction in place to receive the ADSs from Citibank’s DTC 953.

For further information please see the following. You should obtain your own tax advice.
www.gov.uk/guidance/stamp-duty-reserve-tax-the-basics
www.gov.uk/guidance/stamp-duty-on-shares

APPENDIX A

Issuance Instruction Form to be completed by the broker and sent to Citibank

Citibank London as Custodian requires the following form to be completed and emailed as a PDF file in a secured format to uksettlements@citi.com

Please ensure this form is on your CREST agent’s headed paper.

Please fill all fields by typing and only use handwriting for the signatures at the bottom of the form.

In the email subject field, please state: UK ADR CREATION – SDRT CERTIFICATION.

Any questions should be directed to uksettlements@citi.com

Please ensure that emails are sent in as early as possible to ensure settlement.
UK ADR CREATION FORM – SDRT CERTIFICATION

1	Crest reference of the trade
2	ISIN number	GB00BYW2KH80
3	Trade Date as in Crest
4	Settlement Date as in Crest
5	Ratio (e.g.: “8:1” where 8 UK shares are converted to 1 ADR)
6	Nominal
7	Stampable Consideration Amount - Mandatory field for Stamp Applicable ISIN’s
8	Stock Price
9	Name of Broker
10	Brokers DTC Participant Account
11	Shareholder/Client Account No. at Broker
12	Contact Person / Number
13	Result of Option Yes / No
14	CREST Participant ID
15	SDRT (please only mark one field on the right with an “X”):
1.5%
1%
SDRT exempt
16	Indemnity	We shall indemnify and hold Citibank, N.A. (“the Bank”) harmless against all claims, losses, damages, costs and expenses (including reasonable legal fees and disbursements), penalties and taxes (including any interest and penalties for late payment of tax) incurred by the Bank or to which the Bank may become subject to and arising directly from the deposit of the above securities with the Bank or the failure by any person to pay (or discharge) any stamp duty, stamp duty reserve tax, or any other similar duty or tax in connection with the above securities deposited with the Bank. If and to the extent that the deposit of the securities results from the exercise of an option or options, we hereby represent and warrant that the arrangements in respect of the option or options pursuant to the exercise of which the securities are delivered, including the timing of grant and exercise, and the premium/strike ratio, are bona fide and commercial, and are not motivated primarily by or for the avoidance of UK stamp duty reserve tax.

SDRT Note: It is required that the Broker alleges in CREST GUI a declaration of SDRT if applicable: Please include the stamp status and Stampable Consideration.

Signature ……………………………………… Signature …………………………………….

Name ………………………………………….. Name …………………………………………

APPENDIX B

Block Transfer Participation Request Form to be completed by shareholders and sent to Computershare

Computershare requires this page to be either emailed as a PDF file or posted using the contact details below.

If you hold Ordinary Shares in certificated form (that is, not in CREST), you should complete and sign pages 11 and 12 of this Transfer Form in accordance with the instructions set out on page 13 and then send this Transfer Form, together with your share certificate(s) and/or other document(s) of title in respect of the Ordinary Shares tendered, by post in the accompanying prepaid envelope (for use in the UK only) or by hand (during normal business hours only) to Computershare Investor Services PLC, The Pavilions, Bridgwater Road, Bristol, BS13 8AE or email it to VeronaPharmaDelisting@computershare.co.uk so as to be received as soon as possible but, in any event, no later than 3.00 p.m. on 12 October 2020. Additional information regarding the completion of this Transfer Form is provided on page 13. This Transfer Form, once lodged, will be irrevocable.
If you have lost your share certificate(s) and/or other document(s) of title or they are not readily available, please complete this Transfer Form and return it as described above with a letter of explanation and forward the share certificate(s) and/or other document(s) of title as soon as possible thereafter and in any event so as to be received by Computershare UK by 3.00 p.m. on 12 October 2020.
If you hold your Ordinary Shares in uncertificated form (that is, in CREST via a Bank, Broker, Custodian, or Nominee), you should not complete this Transfer Form, but as per this announcement, your broker or CREST sponsor should contact Citibank London via email at: uksettlements@citi.com to initiate the conversion process.
If you hold Ordinary Shares in both certificated and uncertificated form, you should complete this Transfer Form in respect of your holding in certificated form and tender your Ordinary Shares held in uncertificated form, as described above. If you hold Ordinary Shares in certificated form under different designations, you should complete a separate Transfer Form for each different designation. You can obtain further Transfer Forms from Computershare UK.
Please read carefully this Transfer Form, this announcement and the FAQs on the Company’s website at https://www.veronapharma.com/investors/aim-delisting, the terms of which are incorporated in and form part of this Transfer Form. If you have any questions on how to complete this Transfer Form or if you need further copies of the Transfer Form, please telephone Computershare UK on +44 (0370) 707 1083. The Helpline is open between 9.00 a.m. to 5.30 p.m., Monday to Friday excluding public holidays in England and Wales. Calls from mobile telephones and calls may be recorded and randomly monitored for security and training purposes. Please note that Computershare UK cannot provide any financial, legal or tax advice and calls may be recorded and monitored for security and training purposes.

TRANSFER FORM INSTRUCTIONS AND FURTHER NOTES
ARE SET OUT ON PAGES 13 to 15
PLEASE COMPLETE THIS FORM USING BLACK INK ONLY

1A	Name(s) and address(es) of registered holder(s):	1B	Your registered certificated holding of Ordinary Shares as at close of business on 18 September 2020 (for information purposes only)

2	Please enter a daytime telephone number (including STD code) where you can be reached in the event of a query arising from completion of this Transfer Form.

3
Insert in Box 3 the number of certificated Ordinary Shares which you wish to convert into American Depositary Shares.
Each American Depositary Share represents eight Ordinary shares. The number of Ordinary shares to be converted must therefore be a multiple of eight. Fractions of an American Depositary Shares cannot be issued.
Any remaining Ordinary shares will continue to be valid enforceable shares in Verona Pharma plc and shall remain on the Company shareholder register, registered in your name.

4A	SIGN HERE TO ACCEPT THE OFFER EXECUTION BY INDIVIDUALS Executed and delivered as a deed by:

1. First holder: Signature	1. Signature of witness	1. Name and address of witness

2. Second holder: Signature	2. Signature of witness	2. Name and address of witness

3. Third holder: Signature	3. Signature of witness	3. Name and address of witness

4. Fourth holder: Signature	4. Signature of witness	4. Name and address of witness

4B	EXECUTION BY A COMPANY Executed and delivered as a deed by:
Name of Company	Signature of witness	Name of director

Signature of second director or company secretary	Name of second director or company secretary or witness

5	CHANGE OF NAME AND/OR ADDRESS New/correct name and/or registered address (to be written in BLOCK CAPITALS):

HOW TO COMPLETE THIS FORM

1A REGISTERED SHAREHOLDER(S) DETAILS
If the name and/or address shown in Box 1A on page 10 are incorrect, please insert the correct details in BLOCK CAPITALS in Box 5. Any changes to a name must be supported by appropriate documentation. If no name or address is shown in Box 1A on page 10, please insert in BLOCK CAPITALS the full name(s) and registered address(es) of the Shareholder(s) to which this Transfer Form relates. Unless you complete Box 5, the address shown in Box 1A is the address to which your payment (if relevant) and any documents will be sent.

1B REGISTERED HOLDING OF ORDINARY SHARES
Your registered holding of Ordinary Shares as at close of business on 18 September 2020 is set out in Box 1B (this is for information purposes only).

2 DAYTIME TELEPHONE NUMBER
Insert in Box 2 your daytime telephone number, including the full dialling code, in case of queries relating to the completion of this Transfer Form.

3 TO TRANSFER YOUR CERTIFICATED ORDINARY SHARES INTO AMERICAN DEPOSITORY SHARES
Insert in Box 3A the number of Ordinary Shares in respect of which you wish to Transfer into American Depositary Shares. This must be a multiple of eight Ordinary shares. We

4A EXECUTION BY INDIVIDUALS
You must sign in Box 4A in the presence of an independent witness, who must also sign where indicated, adding his or her name and address. In the case of a joint holding, all joint holders must sign and each of their signatures must be witnessed. Witnesses must be over 18 years of age and should not be one of the joint holders (if any) or otherwise have any financial interest in the Ordinary Shares. The same person may witness the signature of one or more of the joint holders.
If this Transfer Form is signed by a person(s) who is/are not the registered holder(s), insert the name(s) and the capacity (e.g. executor(s)) of the person(s) signing. You must deliver evidence of your authority in accordance with the notes on page 6 of this Transfer Form.

4B EXECUTION BY A COMPANY
A company may either execute under seal, the seal being affixed and witnessed in accordance with its articles of association or other regulations or, if applicable, in accordance with section 44 of the Companies Act 2006.

5 CHANGE OF ADDRESS DETAILS
If the address in Box 1A has changed or is incorrect, please complete Box 5 with your new/correct address. Please also refer to Note 7 on page 15 of this Transfer Form for details of other documents required to be sent with this Transfer Form.

NOTES REGARDING THE COMPLETION AND LODGING OF THIS TRANSFER FORM

All signatures by individual Shareholders or their solicitors must be independently witnessed and each witness must complete his or her details and sign his or her name in the place provided in Box 4A of this Transfer Form next to the signature of the relevant Shareholder (or his or her solicitor as the case may be). A company may either execute under seal, the seal being affixed and witnessed in accordance with its articles of association or other regulations, or, if applicable, in accordance with section 44 of the Companies Act 2006 in Box 4B.
If you do not wish to participate in this Transfer Offer, you should not complete and return this Transfer Form. The following suggestions are made to avoid delay and inconvenience.
1. If the person named in Box 1A is away from home (e.g. abroad or on holiday) or where a power of attorney has been granted:
Send this Transfer Form by the quickest means (such as air mail) to the holder for execution but do not send it into any of the Restricted Jurisdictions. If he/she has executed a relevant power of attorney, have this Transfer Form signed by the attorney. In the latter case, the original power of attorney (or a duly certified copy thereof, as provided in the Powers of Attorney Act 1971) must be lodged with this Transfer Form for noting. No other signatures will be accepted.
2. If the only Shareholder named in Box 1A has died:
If probate or letters of administration has/have been registered with the Company (or with the Company’s registrar, Computershare UK, Computershare Investor Services PLC, The Pavilions, Bridgwater Road, Bristol, BS13 8AE) this Transfer Form must be executed by the personal representative(s) of the deceased each in the presence of a witness. If probate or letters of administration has/have been granted but have not been registered with the Company (or with the Company’s registrar, Computershare UK, Computershare Investor Services PLC, The Pavilions, Bridgwater Road, Bristol, BS13 8AE), the personal representative(s) should execute this Transfer Form and forward it to Computershare UK at the address shown on page 9, together with the share certificate(s) and/or other document(s) of title. A copy of the probate or letters of administration should accompany the Transfer Form or be lodged as soon as possible thereafter and, in any event, so as to reach Computershare UK at the address shown on page 9 no later than 3.00 p.m. on 12 October 2020.
3. If one or more of the joint holders named in Box 1A has died:
This Transfer Form is valid if executed by all the surviving holders and lodged with Computershare UK with share certificate(s) and/or other document(s) of title at the address shown on page 9, accompanied by the death certificate, probate or letters of administration of the deceased holder.
4. If your Ordinary Shares are in certificated form (that is, not in CREST) and the share certificate(s) is/are held by your stockbroker, bank or other agent:
If your share certificate(s) and/or document(s) of title is/are held by your stockbroker, bank or other agent, complete this Transfer Form and, if the share certificate(s) and/or other document(s) of title is/are readily available, deliver this completed Transfer Form to your agent for lodging with Computershare UK at the address shown on page 9 accompanied by the relevant share certificate(s) and/or document(s) of title.
If your share certificate(s) and or document(s) of title is/are not readily available, you should complete this Transfer Form and lodge it, together with a note of explanation and arrange for the share certificate(s) and/or document(s) of title to be forwarded as soon as possible thereafter and, in any event, so as to arrive by no later than 3.00 p.m. on 12 October 2016. No acceptances of the Block Transfer process will be accepted unless share certificate(s) and/or other document(s) of title or an acceptable indemnity in lieu thereof is/are received by Computershare UK at the address shown on page 9 no later than 3.00 p.m. on 12 October 2020.
5. If you hold your Ordinary Shares in certificated form (that is, not in CREST) and any of your certificates have been lost:
Complete and send this Transfer Form duly completed and signed in the reply-paid envelope or by hand (during normal business hours only), with a letter of explanation and any share certificate(s) available, to Computershare UK at the address shown on page 9. At the same time, you should request a letter of indemnity from the Company’s registrar, Computershare UK, Computershare Investor Services PLC, The Pavilions, Bridgwater Road, Bristol, BS13 8AE, which should be completed in accordance with the instructions given. When completed, the letter of indemnity must be lodged with Computershare UK at the address shown on page 9 by not later than 3.00 p.m. on 12 October 2020. Indemnities will only be accepted at the discretion of Verona Pharma plc. No acceptances of the Transfer Offer will be accepted unless share certificate(s) and/or other document(s) of title or an acceptable indemnity in lieu thereof is/are received by Computershare UK at the address shown on page 9 no later than 3.00 p.m. on 12 October 2020.
6. If your Ordinary Shares are in CREST:
You should take the action set out an Appendix A of this announcement to arrange for your stockbroker to transfer your Ordinary shares into American Depository Shares via our depositary bank, Citibank. You should not complete a Transfer Form in respect of any Ordinary Shares held in CREST.
If you are a CREST sponsored member, you should refer to your CREST sponsor as only your CREST sponsor (i.e. broker) will be able to act on your behalf with Citibank, by sending the necessary Appendix A form in this announcement.
7. If your full name or other particulars are different from those appearing in Box 1A, e.g.:
(i) incorrect name – complete and lodge this Transfer Form with the correct name in Box 5 and accompanied by a letter from your bank, stockbroker or solicitor confirming that the person described on the certificate and the person who has executed this Transfer Form are one and the same;
(ii) incorrect address – write the correct address in Box 5 on this Transfer Form; or change of name – lodge your marriage certificate or the deed poll with this Transfer Form for noting.
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